Frequently Asked Investor Questions following MMA’s November 8, 2007 investor update call.

1.	What was the cash from operations for the nine months ended September 30, 2007 and was it less than the dividends declared so far this year?

Since we do not have audited GAAP financials we cannot state definitive cash from operations. However, as we stated during our conference call in November, due to the costs we are incurring in connection with the restatement, the sum total of all dividends declared so far in 2007 represent a payout ratio in excess of our net cash from operations through Q3 and it is possible that our dividend payout ratio will be greater than 100% for the full fiscal year ended 2007.

2.	You have stated that you are trying hard to file your 2006 10K within the first two months of 2008. Since you have not provided any guidance on posting 2007 K-1 information should I assume it will be on time?

We expect to distribute 2007 K-1s in time for shareholders to meet the April 15 deadline for tax returns.

3.	Should I be worried that my past K-1 will be restated as a result of the overall financial restatement?

At this point nothing has come to our attention that we believe would require amending prior year K-1’s. We cannot say for certain that there will be no amendments until the restatement is complete.

4.	You have talked about filing your 2006 10K but when will MMA become a current filer?

Once we have filed our annual report on Form 10-K for 2006, we will immediately turn our attention to our annual report for 2007. Because the 2007 10-K will not be a restatement we expect that it will be completed relatively expeditiously, and in a significantly shorter timeframe than our 2006 10-K.

5.	Why has none of the executive management team bought stock in 2007?

Due to the lack of current filings with the SEC, our executive management has information about us that is not available to the public. In order to be sure they don’t violate applicable securities laws, we have told them they may not purchase or sell our stock until the publicly available information is up to date. Our management team continues to receive stock awards as part of their compensation.

6.	Why doesn’t the company provide time for a live question and answer period after the update calls?

Because we do not have current financial statements what we can and cannot answer is subject to legal rules that make it difficult to have a live question and answer period. Once we are current in our filings we expect to return to a live question and answer period.

7.	How can I access the second quarter transcript and FAQ?

In response to investor requests we have reposted these items to the investor relations website.

8.	How is the ongoing credit crisis impacting MMA?

As is the case with many other financial service businesses today, we cannot be certain of what the impact of loan losses and asset writedowns by other participants in the industry will ultimately be on us. Clearly, our stock price has been negatively influenced by these larger trends. As far as the impact on our business operations, we do business with a wide range of capital partners with whom we maintain a continuous dialogue. Some of these capital partners have announced significant losses and asset writedowns while others have weathered the current market with smaller impacts. In particular, regional banks seem to have weathered the crisis better than money center banks and the investment banks. We believe the value of our own assets is holding up well but in this uncertain environment it is very difficult to predict future market conditions and their related impacts on our asset values and our business. Our goal is to continue to acquire capital at a price which enables us to invest that capital at a profit in real estate and clean energy assets. We will need to exercise extra caution in this environment.